EXECUTION COPY

CATALENT PHARMA SOLUTIONS, INC.
DEFERRED COMPENSATION PLAN

AMENDMENT NO. 2

Catalent Pharma Solutions, Inc. (the “Company”), the sponsor of the Catalent Pharma Solutions, Inc. Deferred Compensation Plan (the “Plan”), hereby amends the Plan as follows, effective October 16, 2017.
RECITALS
Section 10.1 of the Plan allows the Company to amend the Plan at any time. The Company amended and restated the Plan in its entirety effective January 1, 2016 and further amended the Plan effective December 8, 2016 (the “Amendment”). The Company now wishes to clarify or make further changes to the Plan relating to the deferral of “Compensation” (as defined in the Plan). The Compensation and Leadership Committee of the Board of Directors of Catalent, Inc., the indirect parent of the Company, reviewed and approved these proposed changes on October 16, 2017.
NOW, THEREFORE, the Company amends the Plan, effective for all purposes on, including for Compensation Deferral Agreements submitted on or after, October 16, 2017, as follows:
1.Section 2.16 of the Plan (as amended by the Amendment) is amended in its entirety to read as follows:

“2.16
Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer under the Plan in accordance with the provisions of Article IV and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit a Participant to specify in the Compensation Deferral Agreement different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.”

2.Section 2.29 of the Plan is amended in its entirety to read as follows:

“2.29
Payment Schedule. Payment Schedule means the triggering date or event for commencing payment of an Account under the Plan and the form in which payment of such Account will be made (e.g., lump sum or installments).”

3.Section 2.43 of the Plan (as renumbered following adoption of the Amendment; prior to such Amendment, this Section was Section 2.40 of the Plan) is amended in its entirety to read as follows:

“2.43
Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record amounts payable to a Participant upon Separation from Service, other than amounts allocated to a PSU Account or RSU Account.”

4.Section 2.46 of the Plan (as renumbered following adoption of the Amendment; prior to such Amendment, this Section was Section 2.43 of the Plan) is amended in its entirety to read as follows:

“2.46
Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable with respect to a future date specified in the Participant’s Compensation Deferral Agreement, other than amounts allocated to a PSU Account or RSU Account. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof.”

Amendment No. 2 to
Deferred Compensation Plan

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5.Sections 4.1 (as amended by the Amendment), 4.2, and 4.3 of the Plan are amended in their entireties to read as follows:

“4.1    Deferral Elections, Generally.

(a)
A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during an enrollment period established by the Committee and in the manner specified by the Committee, but, in any event, in accordance with this Article IV. Unless an earlier date is provided in the Compensation Deferral Agreement, an election with respect to a component of Compensation (e.g., salary, bonus, or other component of Compensation) becomes irrevocable on the latest date on which a Compensation Deferral Agreement with respect to such component of Compensation may be submitted by the applicable Participant in accordance with Section 4.2.

(b)
A Compensation Deferral Agreement that is not timely submitted with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such period, component, or separating Participant. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under this Section 4.1, and a Participant may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under this Section 4.1, to the extent the Participant may have submitted a Compensation Deferral Agreement with respect to the components of Compensation covered by such Agreement on the date of such modification or revocation.

(c)
With a Participant’s first Compensation Deferral Agreement or from time to time thereafter in subsequent Compensation Deferral Agreements, the Participant may ask that the Committee establish one or more Specified Date Accounts, one or more Retirement/Termination Accounts, one RSU Account, one PSU Account, or any combination of the foregoing; provided, however, that (i) a non-employee Director may not have a Specified Date Account; (ii) no Participant may have more than 5 Specified Date Accounts; (iii) no Participant may have more than 2 Retirement/Termination Date Accounts; and (iv) the Committee may, in its discretion, establish a minimum deferral period applicable to Specified Date Accounts, RSU Accounts, or PSU Accounts (for example, the third Plan Year following the year Compensation is allocated to such account or, for restricted stock units, the third Plan Year following the year of the Deferral).

(d)
A Participant electing to defer Compensation shall specify in the Participant’s Compensation Deferral Agreement the amount of Deferrals and the allocation of such Deferrals in accordance with Section 4.3. A Participant may also specify in any Compensation Deferral Agreement that establishes an Account the Payment Schedule applicable to such Account. If the Payment Schedule for an Account is not specified in the Compensation Deferral Agreement establishing that Account, the Payment Schedule shall be deemed to include the following elements:

(i)	the payment shall be made in a lump sum, and

(ii)
the payment shall occur on the earliest date on which payment is permitted under Article VI, except that, to the extent that the provisions of Article VI permit payment at one or more times when payment would result in an early payment tax under Code § 409A or otherwise as well as one or more times when payment would not result in such tax, then payment shall occur on the earliest date that would not result in incurring any such tax.

(e)	Unless otherwise specified by the Committee in the Compensation Deferral Agreement and subject to the rules promulgated under Code § 409A, including the rules set forth in Treas. Reg. § 1.409A-2:

Amendment No. 2 to
Deferred Compensation Plan

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(i)	A Participant, other than a non-employee Director, may elect to defer up to 80% of base salary for services rendered in the next following Plan Year.

(ii)
A Participant, other than a non-employee Director, may elect to defer up to 80% of any annual bonus, whether paid pursuant to the Company’s Management Incentive Plan or otherwise, for services rendered in the fiscal year commencing on July 1 of the current Plan Year and ending on June 30 of the next following Plan Year.

(iii)	A Participant, other than a non-employee Director, may elect to defer up to 80% of quarterly sales commissions for sales occurring in the next following Plan Year.

(iv)
A Participant, other than a non-employee Director, may elect to defer either 0% or 100% of any award of restricted stock units (“RSUs”) to the Participant in the twelve-month period following such election; provided that only RSUs granted under the Catalent, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”) and subject to a three-year vesting schedule are eligible for deferral under the Plan.

(v)
A Participant, other than a non-employee Director, may elect to defer either 0% or 100% of any award of performance share units (“PSUs”) to the Participant in the twelve-month period following such election or at any time prior to such election; provided that (A) only PSUs granted under the Omnibus Plan and subject to a three-year performance period are eligible for deferral under the Plan, (B) there must be at least twelve months remaining in the performance period of the PSUs, and (C) a Participant’s election to defer PSUs under this Section 4.1(e)(v) shall have no impact on the number of shares of common stock that may issue to the Participant as a result of the PSU grant, which is governed by the Omnibus Plan, any long-term incentive plan established under the Omnibus Plan, and any award notice or agreement that may be issued to the Participant in connection with such grant, as each may be in effect from time to time.

(vi)	A Participant who is a non-employee Director may elect to defer up to 100% of meeting and retainer fees for services rendered in the next following Plan Year.

(vii)
A Participant who is a non-employee Director may elect to defer either 0% or 100% of RSUs that may be awarded to the Participant with respect to services rendered in the next following Plan Year; provided that only RSUs granted under the Omnibus Plan and subject to a one-year vesting schedule are eligible for deferral under the Plan.

4.2    Timing Requirements for Compensation Deferral Agreements.

(a)
Initial Eligibility. The Committee may permit an Eligible Employee or non-employee Director to defer Compensation earned in the first year of eligibility. The Compensation Deferral Agreement with respect to such Deferral must be submitted not later than 30 days after the Eligible Employee or non-employee Director first becomes eligible.

A Compensation Deferral Agreement submitted under this Section 4.2(a) is effective with respect to Compensation earned on or after the first day of the calendar quarter next following the date the Compensation Deferral Agreement becomes irrevocable unless the Compensation Deferral Agreement provides an earlier effective date that is not earlier than the first day after such Compensation Deferral Agreement becomes irrevocable.

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Deferred Compensation Plan

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Whether an Eligible Employee or Director may file a Compensation Deferral Agreement under this Section 4.2(a) shall be determined in accordance with the rules promulgated under Code § 409A, including the rules set forth in Treas. Reg. § 1.409A-2(a)(7).

(b)
Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee or Director to defer Compensation by submitting a Compensation Deferral Agreement no later than December 31 of a calendar year, to be effective with respect to Compensation earned on or after January 1 of the next following year.

(c)
Performance-Based Compensation. The Committee may permit Eligible Employees to defer Compensation qualifying as Performance-Based Compensation by submitting a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period; provided that:

(i)
the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is submitted.
A Compensation Deferral Agreement submitted under this Section 4.2(c) is effective immediately upon becoming irrevocable. Any election to defer Performance-Based Compensation that is made in accordance with this Section 4.2(c) and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. § 1.409A-1(e)) or upon a Change of Control prior to the satisfaction of the performance criteria will be void unless it would be considered timely under another rule described in this Section 4.2.

(d)
Short-Term Deferrals. The Committee may permit Compensation that may be deemed a “short-term deferral” within the meaning of Treas. Reg. § 1.409A-1(b)(4) to be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence; provided, however, that the provisions of Article VII shall not apply to payments attributable to a Change of Control.

(e)
Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the continued services of the Eligible Employee or non-employee Director for a period of at least 12 months from the date the legally binding right is obtained, the Committee may permit such Eligible Employee or non-employee Director to defer such Compensation by submitting a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues; provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse.

A Compensation Deferral Agreement submitted under this Section 4.2(e) is effective immediately upon becoming irrevocable. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change of Control, the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section 4.2.

(f)
Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

Amendment No. 2 to
Deferred Compensation Plan

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(g)
“Evergreen” Deferral Elections. The Committee, in its discretion, may provide that a Compensation Deferral Agreement will continue in effect for one or more subsequent years or performance periods by communicating that intention to the Participant in writing prior to the date the Compensation Deferral Agreement becomes irrevocable under Section 4.1. An evergreen Compensation Deferral Agreement may be revoked or modified prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under Section 4.1. A Participant whose evergreen Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to submit a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3
Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals (other than Deferrals of performance share units or restricted stock units) among the Specified Date Accounts and Retirement/Termination Accounts that the Participant is permitted to establish. If a Participant has established two Retirement/Termination Accounts and fails to specify which such Account shall receive an elected Deferral, then the Deferral shall be allocated to the first such Account to be established, which shall be the Participant’s “Primary Retirement/Termination Account.” A Deferral of performance share units or restricted stock units shall be allocated to a PSU Account or RSU Account, as applicable.”

6.	Except as expressly modified above, the terms of the Plan shall remain in full force and effect.

In Witness Whereof, this Amendment No. 2 is executed on the date set forth below, to be effective on October 16, 2017.

CATALENT PHARMA SOLUTIONS, INC.

/s/ MATTHEW WALSH
Signature

Matthew Walsh
Printed Name

Executive Vice President and Chief Financial Officer
Title

October 20, 2017
Date

Amendment No. 2 to
Deferred Compensation Plan